Exhibit 99.7

June 7, 2011

PERSONAL AND CONFIDENTIAL

Mr. Joseph M. Solomon

President and Chief Executive Officer

Fairmount Bancorp, Inc.

Fairmount Bank

8201 Philadelphia Road

Baltimore, Maryland 21237

Dear Mr. Solomon:

This letter agreement (this “Agreement”) is to confirm our understanding of the basis upon which Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”) is being engaged by Fairmount Bancorp, Inc. and Fairmount Bank (on a joint and several basis and collectively with their respective present and future subsidiaries and affiliates and any entities they may form or invest in, the “Company”).

1. Stifel Nicolaus is being retained to act as the exclusive financial advisor to the Company in connection with the Company’s analysis of any “Acquisition” (as defined below) of the financial institution set forth on Table A (collectively with its present and future subsidiaries and affiliates and any entities it may form or invest in, “Target”), its assets, businesses or securities. Stifel Nicolaus will review the financial condition and prospects of Target and any other matters which you and we deem relevant to assist and advise the Company in its analysis of any Acquisition of Target, and possible alternative ways in which any such Acquisition might be structured. The Company acknowledges and agrees that Stifel Nicolaus will be entitled to provide its services, in whole or in part, through any current or future affiliate and references to Stifel Nicolaus shall, where the context so requires, include reference to any such affiliate.

2. The Company will furnish Stifel Nicolaus with all information and material concerning the Company, Target and any proposed Acquisition which Stifel Nicolaus requests in connection with the performance of its obligations hereunder. The Company represents and warrants that all information made available to Stifel Nicolaus by the Company will, at all times during the period of the engagement of Stifel Nicolaus hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projections provided to Stifel Nicolaus will have been prepared in good faith and

STIFEL, NICOLAUS & COMPANY, INCORPORATED
1600 MARKET STREET, SUITE 1210, PHILADELPHIA, PENNSYLVANIA 19103 | (215) 861-7150 | (215) 861-7149 (FAX) | WWW.STIFEL.COM
MEMBER SIPC AND NYSE

will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering its services hereunder Stifel Nicolaus will be using and relying upon, without any independent investigation or verification thereof, all information that is or will be furnished to Stifel Nicolaus by or on behalf of the Company and Target and on publicly available information, and Stifel Nicolaus will not in any respect be responsible for the accuracy or completeness of any of the foregoing kinds of information, and that Stifel Nicolaus will not undertake to make an independent appraisal of any of the assets or businesses of the Company or Target. In particular, Stifel Nicolaus will assume and will not independently investigate or verify that the aggregate allowances and reserves for loan losses set forth in the Company’s and the Target’s respective financial statements are in the aggregate adequate to cover all such losses. Furthermore, Stifel Nicolaus will not make or obtain any independent evaluation, appraisal or physical inspection of any of the Company’s or the Target’s respective assets or liabilities, the collateral securing any of such assets or liabilities, or the collectibility of any such assets, nor will Stifel Nicolaus review the loan or credit files of the Company or the Target. The Company understands that in rendering services hereunder Stifel Nicolaus does not provide accounting, legal or tax advice and will rely upon the advice of counsel to the Company, counsel to Target and other advisors to the Company and Target as to accounting, legal, tax and other matters relating to any transaction or proposed transaction contemplated by this Agreement.

3. As compensation for the services rendered by Stifel Nicolaus hereunder, the Company shall pay or cause Stifel Nicolaus to be paid as follows:

(a) If the Company consummates an Acquisition of Target, or the parties to an Acquisition reach a definitive agreement in respect of such Acquisition, either during the “Term” (as defined below) or at any time during a period of 12 months following the expiration or termination of Stifel Nicolaus’ engagement hereunder, then the Company shall pay Stifel Nicolaus, upon the consummation of the Acquisition, an acquisition fee equal to the fee corresponding to the subject Target as set forth in Table A attached hereto and incorporated by reference herein.

(b) If any compensation or expenses payable to Stifel Nicolaus pursuant to this Agreement are not fully paid when due, the Company agrees to pay all costs of collection or other enforcement of Stifel Nicolaus’ rights hereunder, including but not limited to attorneys’ fees and expenses, whether collected or enforced by suit or otherwise. The fees set forth in this Agreement are not negotiable and are not subject to any reduction, set-off, counterclaim or refund for any reason or matter whatsoever.

4. For purposes of this Agreement:

“Acquisition” means any of the following: (i) the acquisition of stock, options, warrants or other securities or rights constituting the right to acquire stock (a) constituting a majority of the then outstanding common stock of Target or (b) possessing a majority of the then outstanding voting power of Target; (ii) any similar purchase or other acquisition of a majority of the total equity interest in Target by the Company; (iii) a merger or consolidation involving the Company and Target; (iv) the possession by the Company of the ability to elect a majority of the

Board of Directors of Target whether or not such election occurs; (v) the acquisition by the Company of all or a portion of the businesses, securities or assets of Target; (vi) the formation of a joint venture or partnership between the Company and Target; (vii) a minority investment in Target; (viii) the acquisition by the Company of “Control” of Target; or (ix) any similar transaction. For purposes of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and business of Target, whether through the ownership of voting securities, by contract or otherwise.

5. In addition to the fees described in Section 3 above and related Table A and the obligation of the Company to pay certain expenses set forth in Section 6 below, and whether or not any Acquisition is consummated, the Company will pay all of Stifel Nicolaus’ reasonable out-of-pocket expenses (including, without limitation, expenses related to document and presentation materials, travel, external database and communications services, courier and delivery services, and the fees and expenses of its outside legal counsel) incurred in connection with this engagement. Such out-of-pocket expenses shall be payable as they are incurred upon request by Stifel Nicolaus.

6. In connection with engagements of the nature covered by this Agreement, it is Stifel Nicolaus’ practice to provide for indemnification, contribution, and limitation of liability. By signing this Agreement, the Company agrees to the provisions attached to this Agreement (Attachment A), which provisions are expressly incorporated by reference herein.

7. No fee paid or payable to Stifel Nicolaus or any of its affiliates shall be credited against any other fee paid or payable to Stifel Nicolaus or any of its affiliates, except as is expressly provided for herein.

8. The Company represents and warrants to Stifel Nicolaus that this Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of the transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates any law, regulation, contract or order binding on the Company.

9. Stifel Nicolaus is being retained to provide the services described herein solely to the Company, and it is agreed that the engagement of Stifel Nicolaus is not, and shall not be deemed to be, on behalf of, and is not intended to confer rights or benefits upon any shareholder or creditor of the Company or upon any other person or entity. No one other than the Company is authorized to rely upon this engagement of Stifel Nicolaus or any statements, conduct or advice of Stifel Nicolaus, and no one other than the Company is intended to be a beneficiary of this engagement. All opinions, advice or other assistance (whether written or oral) given by Stifel Nicolaus in connection with this engagement are intended solely for the benefit and use of the Company and will be treated by the Company as confidential and no opinion, advice or other assistance of Stifel Nicolaus shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public or other references (including disclosure directly or indirectly to Target) to Stifel Nicolaus (or to such opinions, advice or other assistance) be made without the express prior written consent of Stifel Nicolaus.

10. The Company agrees that, following the closing or consummation of an Acquisition, Stifel Nicolaus has the right to place an announcement on its website and/or advertisements in financial and other newspapers and journals at its own expense, describing its services to the Company and a general description of the Acquisition. In addition, the Company agrees to include in any press release or public announcement announcing an Acquisition a reference to Stifel Nicolaus’ role as financial advisor to the Company with respect to such Acquisition, provided that the Company will submit a copy of any such press release or public announcement to Stifel Nicolaus for its prior approval, which approval shall not be unreasonably withheld or delayed.

11. The term of this engagement will continue until terminated by either party at any time by giving the other party at least 30 days’ prior written notice (the period between the date of this Agreement and the effective date of termination pursuant to the foregoing is referred to herein as the “Term”). The provisions of Sections 2, 3, 5, 6, 7, 8, 9, 10, 12, 13, and 14 hereof shall survive any expiration or termination of this Agreement.

12. The Company represents and warrants that there are no brokers, representatives or other persons that have an interest in any compensation due to Stifel Nicolaus from any transaction contemplated herein. The Company acknowledges and agrees that Stifel Nicolaus is a full-service securities firm and as such from time-to-time may effect transactions for its own account or the accounts of its customers and hold long or short positions in debt or equity securities of the companies which may be the subject of an Acquisition. The Company has received full disclosure of, and hereby waives, any conflict of interest that may result from Stifel Nicolaus both acting as the Company’s financial advisor in connection with the proposed Acquisition of the Target and serving as conversion advisor and marketing and information agent to the Company and the Target in connection with a related merger conversion and stock offering pursuant to separate agreements executed (or contemplated to be executed) by the parties in connection therewith.

13. The terms and provisions of this Agreement are solely for the benefit of the Company and Stifel Nicolaus and the other Indemnified Persons and their respective successors, assigns, heirs and personal representatives, and no other person or entity shall acquire or have any right by virtue of this Agreement. The Company and Stifel Nicolaus acknowledge and agree that Stifel Nicolaus is acting as an independent contractor, and is not a fiduciary of, nor will its engagement hereunder give rise to fiduciary duties to, the Company or the Company’s shareholders. This Agreement represents the entire understanding between the Company and Stifel Nicolaus with respect to Stifel Nicolaus’ engagement hereunder, and all prior discussions are merged herein provided, however, that the parties have entered into, or are contemplating entering into, various other agreements related to the “Merger Conversion” and the “Offering” (each as defined in the other agreements) and that none of such other agreements amends, modifies, terminates or supersedes this Agreement. This Agreement may be executed in two or more counterparts (including fax or electronic counterparts), all of which together will be considered a single instrument. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAWS, AND

MAY BE AMENDED, MODIFIED OR SUPPLEMENTED ONLY BY WRITTEN INSTRUMENT EXECUTED BY EACH OF THE PARTIES HERETO.

14. The parties hereby submit to the jurisdiction of and venue in the federal courts located in the City of Wilmington, Delaware in connection with any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby. If for any reason jurisdiction and/or venue is unavailable in such federal courts, then the parties hereby submit to the jurisdiction of and venue in the state courts located in such city in connection with any such dispute or matter. In addition, the parties hereby waive any right to a trial by jury with respect to any such dispute or matter.

If the foregoing correctly sets forth the entire understanding and agreement between Stifel Nicolaus and the Company, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:	/s/ David P. Lazar
David P. Lazar
Managing Director

AGREED:

Fairmount Bancorp, Inc.

Fairmount Bank

By:	/s/ Joseph M. Solomon
Name: Joseph M. Solomon
Title: President and Chief Executive Officer

ATTACHMENT A

STIFEL, NICOLAUS & COMPANY, INCORPORATED

INDEMNIFICATION, CONTRIBUTION AND

LIMITATION OF LIABILITY PROVISIONS

(a)	The Company agrees to indemnify and hold harmless Stifel Nicolaus and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Stifel Nicolaus or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Stifel Nicolaus and each such other person or entity being referred to herein as an “Indemnified Person”), from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company or its affiliates; (ii) any transaction contemplated by this Agreement; (iii) any advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement; or (iv) actions taken or omitted to be taken by an Indemnified Person with the consent or in conformity with the actions or omissions of the Company or its affiliates or (B) are otherwise related to or arise out of Stifel Nicolaus’ activities on behalf of the Company. The Company will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (B) of the preceding sentence which are finally judicially determined to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. In addition, the Company agrees to reimburse each Indemnified Person for all out-of-pocket expenses (including fees and expenses of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of such Indemnified Person under this Agreement.

(b)	If for any reason the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such claim, liability, loss, damage or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Stifel Nicolaus on the other, but also the relative fault of the Company and Stifel Nicolaus, as well as any relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Persons to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by Stifel Nicolaus pursuant to this Agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and Stifel Nicolaus on the other with respect to any transaction or proposed transaction contemplated by this Agreement shall be deemed to be in the same proportion as (i) the total value the transaction or proposed transaction bears to (ii) the fees paid to Stifel Nicolaus with respect to such transaction.

(c)

No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any other person in connection with any transaction contemplated by this Agreement or any advice or services rendered by any Indemnified Person pursuant to this Agreement, except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct. The Company agrees that in no event will any Indemnified Person be liable or obligated in any manner for any damages (including, but not limited to, actual, consequential, exemplary or punitive damages or lost profits) in excess of the fees actually received by Stifel Nicolaus pursuant to this Agreement and the Company agrees not to seek or claim any such damages or profits in any circumstance.

(d)	The Company agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from the Company by any Indemnified Person (whether any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Indemnified Persons hereunder from all liability arising out of such claim, action, suit or proceeding. In addition, the Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person, without such Indemnified Person’s prior written consent.

(e)	To the extent officers or employees of Stifel Nicolaus appear as witnesses, are deposed, or otherwise are involved in or assist with any action, hearing or proceeding related to or arising from any transaction or proposed transaction contemplated by this Agreement or Stifel Nicolaus’ engagement hereunder, or in a situation where such appearance, involvement or assistance results from Stifel Nicolaus’ engagement hereunder, the Company will pay Stifel Nicolaus, in addition to the fees set forth above, Stifel Nicolaus’ customary per diem charges. In addition, if any Indemnified Person appears as a witness, is deposed or otherwise is involved in any action relating to or arising from any transaction or proposed transaction contemplated by this Agreement or Stifel Nicolaus’ engagement hereunder, or in a situation where such appearance, involvement or assistance results from Stifel Nicolaus’ engagement hereunder, the Company will reimburse such Indemnified Person for all expenses (including fees and expenses of counsel) incurred by it by reason of it or any of its personnel being involved in any such action.

(f)	The Company waives any right to a trial by jury with respect to any claim or action arising out of this Agreement or the actions of Stifel Nicolaus, and consents to personal jurisdiction, service of process and venue in any court in which any claim covered by the provisions of this Attachment A may be brought against an Indemnified Person.

(g)	The provisions of this Attachment A shall be in addition to any liability the Company may have to any Indemnified Person at common law or otherwise, and shall survive the expiration or termination of this Agreement and the closing or consummation of any transaction or proposed transaction contemplated by this Agreement or the other completion of Stifel Nicolaus’ services with respect thereto.

(h)	In the event the Company proposes to engage in any sale, distribution or liquidation of all or a significant part of its assets, or any merger or consolidation and the Company is not to be the surviving or resulting corporation or entity in such merger or consolidation, the Company will give prompt prior notice thereof to Stifel Nicolaus and will make proper provision in a manner reasonably satisfactory to Stifel Nicolaus so that the Company’s obligations hereunder are expressly assumed by the other party or parties to such transaction.

If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein will remain in full force and effect and will in no way be affected, impaired or invalidated.

Table A – Target and Acquisition Fee Schedule

Target	Fee ($)

Fullerton Federal Savings Association	$50,000